Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
N E W S R E L E A S E

AT THE COMPANY: Kenneth Boerger VP/Treasurer (419) 325-2279	Greg Geswein VP/Chief Financial Officer (419) 325-2451
FOR IMMEDIATE RELEASE
THURSDAY, APRIL 29, 2010
LIBBEY INC. ANNOUNCES FIRST QUARTER 2010 RESULTS
•	First Quarter Net Sales of $173.9 Million, an Increase of 10.2 Percent Compared to $157.9 Million in the Prior-Year Quarter.
•	Libbey Mexico Sales Increase 32.2 Percent.
•	International Sales Increase 25.7 Percent.
•	Sales to U.S. and Canadian Retail Customers Increase 12.8 Percent.
•	Total Debt Decreases $63.2 Million From Year-End 2009.
•	Income From Operations $10.8 Million in the First Quarter of 2010 Compared to Loss from Operations of $12.1 Million in the Prior-Year Quarter.
•	Adjusted EBITDA $20.8 Million in the First Quarter of 2010 Compared to $3.9 Million in the First Quarter of 2009.
TOLEDO, OHIO, APRIL 29, 2010—Libbey Inc. (NYSE Amex: LBY) announced today that sales for the first quarter of 2010 were $173.9 million, compared to $157.9 million in the first quarter of 2009, an improvement of 10.2 percent. Libbey reported net income of $55.4 million, or $2.76 per diluted share, for the first quarter ended March 31, 2010, compared to a net loss of $27.9 million, or $1.89 per diluted share, in the prior-year quarter. Excluding special items of $56.4 million, Libbey had a net loss of $1.0 million (see Table 1) and diluted loss per share of $0.05 for the first quarter of 2010. The special items in the first quarter of 2010 included a gain of $70.2 million, which represented the difference between the carrying value and the face value of the Payment in Kind (PIK) notes which were redeemed in February 2010. This gain was partially offset by the write-off of $13.4 million of unamortized fees and discounts on the refinanced floating rate senior notes and ABL credit facility and call premium payments.
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First Quarter Results
For the quarter-ended March 31, 2010, sales were $173.9 million, compared to $157.9 million in the year-ago quarter. Sales in the North American Glass segment were $120.6 million, an increase of 10.9 percent, compared to $108.7 million in the first quarter of 2009 (see Table 4). Primary contributors to the increased sales included a 32.2 percent increase in sales of Crisa products and a 12.8 percent increase in sales to U.S. and Canadian retail customers, compared to the prior-year quarter. Sales to U.S. and Canadian foodservice glassware customers decreased approximately 4.5 percent, partially attributable to the impact of severe winter weather in January and February. North American Other sales were $19.6 million, compared to $21.4 million in the prior-year quarter, as shipments of Syracuse China products were off 33.4 percent, primarily due to the closure of the Syracuse China facility in April 2009 and the decision to reduce the Syracuse China product offering. Sales of Traex products were lower by 5.6 percent versus the prior year. Sales to World Tableware customers increased 8.1 percent during the quarter. International segment sales increased 25.7 percent to $36.3 million, compared to $28.9 million in the year-ago quarter. The increase in International sales was led by a 56.2 percent increase in sales at Libbey China, a 23.4 percent increase in sales to Royal Leerdam customers and a 16.1 percent sales growth at Crisal in Portugal.
The Company reported income from operations of $10.8 million during the quarter, compared to a loss from operations of $12.1 million in the year-ago quarter. Income from operations, excluding special items (see Table 1), was $11.1 million in the first quarter of 2010, compared to a loss from operations of $7.3 million during the first quarter of 2009. Factors contributing to the income from operations improvement (both including and excluding special items) were higher sales and higher capacity utilization, partially offset by higher selling, general and administrative expenses.
Libbey reported earnings before interest and taxes (EBIT) of $66.9 million, compared to a loss before interest and taxes of $12.1 million in the year-ago quarter. The improved EBIT was a result of the gain on the extinguishment of debt and the increase in income from operations discussed above. EBIT, excluding special items (see Table 1), was $10.4 million in the first quarter of 2010, compared to a loss before interest and taxes of $7.1 million during the first quarter 2009. Adjusted EBIT (see Table 4) was $8.0 million for North American Glass, compared to a loss of $6.1 million in the year-ago quarter. North American Other reported adjusted EBIT for the first quarter of 2010 was $3.5 million, compared to $1.3 million in the year-ago quarter. The International segment reported an adjusted loss before interest and taxes of $1.1 million, compared to an adjusted loss before interest and taxes of $2.3 million in the first quarter of 2009.
Libbey reported that Adjusted EBITDA (see Table 2) was $20.8 million for the first quarter, compared to $3.9 million in the first quarter of 2009.
Interest expense decreased by $7.6 million to $9.6 million, compared to $17.2 million in the year-ago period, as a result of lower variable interest rates, lower debt levels and the impact of the debt refinancing completed in February 2010.
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Libbey reported net income of $55.4 million, or $2.76 per diluted share, for the first quarter ended March 31, 2010, compared to a net loss of $27.9 million, or $1.89 per diluted share, in the prior year quarter. Excluding special items of $56.4 million, Libbey had a net loss of $1.0 million (see Table 1) and diluted loss per share of $0.05 for the first quarter of 2010. The special items in the first quarter of 2010 included a gain of $70.2 million, representing the difference between the carrying value and the face value of the Payment in Kind (PIK) notes which were redeemed in February 2010. This gain was partially offset by the write-off of $13.4 million of unamortized fees and discounts on the floating rate senior notes and the ABL credit facility and call premium payments.
Working Capital and Liquidity
As of March 31, 2010, working capital, defined as inventories and accounts receivable less accounts payable, was $187.0 million, compared to $167.6 million at December 31, 2009, and $193.1 million at March 31, 2009. Working capital as a percentage of net sales was 24.5 percent at March 31, 2010, compared to 24.7 percent at March 31, 2009.
Adjusted free cash flow, as detailed in the attached Table 3, was a use of $20.9 million in the first quarter of 2010, after adjusting for the payment of interest on the PIK notes, compared to a source of $9.5 million in the first quarter of 2009. The primary contributors were increases in inventories and receivables and decreases in accounts payable and payment of incentive compensation during the first quarter of 2010.
Libbey reported that it had available capacity of $51.2 million under its Asset Backed Loan (ABL) credit facility as of March 31, 2010, with no loans currently outstanding. The Company also had cash on hand of $18.0 million at March 31, 2010.
Solid Improvement in North American Glass and International Segments
John F. Meier, chairman and chief executive officer said, “We were pleased with the double-digit sales improvements we saw in both the North American Glass and International segments in the first quarter. We were also pleased that the higher sales and capacity utilization resulted in a $16.9 million improvement in Adjusted EBITDA, when compared to the prior year first quarter.”
Webcast Information
Libbey will hold a conference call for investors on Thursday, April 29, 2010, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,”
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“estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 15, 2010. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers from such statements, and that investors should not place undue reliance on such endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;
•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;
•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and
•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass
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stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2009, Libbey Inc.’s net sales totaled $748.6 million.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2010	2009
Net sales	$173,904	$157,853
Freight billed to customers	434	345

Total revenues	174,338	158,198
Cost of sales (1)	140,461	147,482

Gross profit	33,877	10,716
Selling, general and administrative expenses (1)	22,824	22,374
Special charges (1)	232	396

Income (loss) from operations	10,821	(12,054)
Gain on redemption of debt (1)	56,792	—
Other expense(1)	(763)	(37)

Earnings (loss) before interest and income taxes	66,850	(12,091)
Interest expense	9,620	17,179

Income (loss) before income taxes	57,230	(29,270)
Provision for (benefit from) income taxes	1,820	(1,377)

Net income (loss)	$55,410	$(27,893)

Net income (loss) per share:
Basic	$3.44	$(1.89)

Diluted	$2.76	$(1.89)

Weighted average shares:
Outstanding	16,124	14,741

Diluted	20,085	14,741

(1)	Refer to Table 1 for Special Items detail.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Cash & cash equivalents	$18,027	$55,089
Accounts receivable — net	87,506	82,424
Inventories — net	152,503	144,015
Other current assets	17,733	11,783

Total current assets	275,769	293,311

Pension asset	9,558	9,454

Goodwill and purchased intangibles — net	192,526	193,181

Property, plant and equipment — net	279,374	290,013

Other assets	19,697	8,854

Total assets	$776,924	$794,813

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Notes payable	$1,409	$672
Accounts payable	53,010	58,838
Accrued liabilities	66,331	69,763
Pension liability (current portion)	2,038	1,984
Nonpension postretirement benefits (current portion)	4,363	4,363
Other current liabilities	10,750	7,921
Long-term debt due within one year	9,843	9,843

Total current liabilities	147,744	153,384

Long-term debt	440,759	504,724
Pension liability	121,382	119,727
Nonpension postretirement benefits	65,408	64,780
Other liabilities	19,919	19,105

Total liabilities	795,212	861,720

Common stock, treasury stock, capital in excess of par value and warrants	255,446	254,161
Accumulated deficit	(150,916)	(205,344)
Accumulated other comprehensive loss	(122,818)	(115,724)

Total shareholders’ deficit	(18,288)	(66,907)

Total liabilities and shareholders’ deficit	$776,924	$794,813

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2010	2009
Operating activities:
Net income (loss)	$55,410	$(27,893)

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:

Depreciation and amortization	10,386	11,728
Loss on asset sales	80	9
Change in accounts receivable	(6,516)	410
Change in inventories	(10,904)	11,284
Change in accounts payable	(4,241)	(2,043)
Restructuring charges	(431)	1,550
Gain on redemption of PIK Notes	(70,193)	—
Payment of interest on PIK Notes	(29,400)	—
Call premium on floating rate notes	8,415	—
Write-off of bank fees & discounts on old ABL and senior notes	4,986	—
Pension & nonpension postretirement	3,005	2,971
Accrued interest and amortization of discounts, warrants and finance fees	5,206	14,680
Accrued liabilities & prepaid expenses	(9,468)	2,680
Income taxes	(3,644)	(1,963)
Other operating activities	1,144	971

Net cash (used in) provided by operating activities	(46,165)	14,384

Investing activities:
Additions to property, plant and equipment	(4,148)	(4,940)
Call premium on floating rate notes	(8,415)	—
Proceeds from asset sales and other	—	67

Net cash used in investing activities	(12,563)	(4,873)

Financing activities:
Net (repayments) borrowings on ABL credit facility	—	(5,886)
Other repayments	(45)	(117)
Other borrowings	801	—
Senior note payments	(306,000)	—
PIK Note payment	(51,031)	—
Proceeds from Senior Secured Notes	392,328	—
Debt issuance costs	(14,033)	—

Net cash provided by (used in) financing activities	22,020	(6,003)

Effect of exchange rate fluctuations on cash	(354)	(349)

(Decrease) Increase in cash	(37,062)	3,159

Cash at beginning of period	55,089	13,304

Cash at end of period	$18,027	$16,463

In accordance with the SEC’s Regulation G, tables 1, 2, 3 and 4 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 1

Reconciliation of “As Reported” results to “As Adjusted” results — Quarter
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2010			2009
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$173,904	$—	$173,904	$157,853	$—	$157,853
Freight billed to customers	434	—	434	345	—	345

Total revenues	174,338	—	174,338	158,198	—	158,198
Cost of sales	140,461	—	140,461	147,482	1,823	145,659

Gross profit	33,877	—	33,877	10,716	(1,823)	12,539
Selling, general and administrative expenses	22,824	—	22,824	22,374	2,500	19,874
Special charges	232	232	—	396	396	—

Income (loss) from operations	10,821	(232)	11,053	(12,054)	(4,719)	(7,335)
Gain on redemption of debt	56,792	56,792	—	—	—	—
Other (expense) income	(763)	(130)	(633)	(37)	(229)	192

Earnings (loss) before interest and income taxes	66,850	56,430	10,420	(12,091)	(4,948)	(7,143)
Interest expense	9,620	—	9,620	17,179	—	17,179

Income (loss) before income taxes	57,230	56,430	800	(29,270)	(4,948)	(24,322)
Provision for (benefit from) income taxes	1,820	—	1,820	(1,377)	—	(1,377)

Net income (loss)	$55,410	$56,430	$(1,020)	$(27,893)	$(4,948)	$(22,945)

Net income (loss) per share:
Basic	$3.44	$3.50	$(0.06)	$(1.89)	$(0.34)	$(1.56)

Diluted	$2.76	$2.81	$(0.05)	$(1.89)	$(0.34)	$(1.56)

Weighted average shares:
Outstanding	16,124			14,741

Diluted	20,085			14,741

	Three Months Ended March 31, 2010				Three Months Ended March 31, 2009
	Gain on			Total	Pension		Total
	PIK	Restructuring	Finance	Special	Settlement	Restructuring	Special
Special Items Detail-(income) expense:	Notes (1)	Charges (2)	Fees (3)	Items	Charge (4)	Charges (2)	Items
Cost of sales	$—	$—	$—	$—	$—	$1,823	$1,823
SG&A	—	—	—	—	2,500	—	2,500
Special charges	—	232	—	232	—	396	396
Gain on redemption of debt	(70,193)	—	13,401	(56,792)	—	—	—
Other expense	—	130	—	130	—	229	229

Total Special Items	$(70,193)	$362	$13,401	$(56,430)	$2,500	$2,448	$4,948

(1)	Gain on PIK Notes is the difference between the carrying value and the face value of the PIK Notes when we redeemed them in February 2010.

(2)	Restructuring charges are related to the closure of our Syracuse, New York, manufacturing facility and our Mira Loma, California, distribution center.

(3)	Finance fees include the write-off of unamortized finance fees and discounts on the floating rate senior notes, unamortized finance fees on the refinanced credit facility and call premium payments.

(4)	The pension settlement charges were triggered by excess lump sum distributions taken by employees, which required us to record unrecognized gains and losses in our pension plan accounts.

Table 2
Reconciliation of Net Loss to Earnings Before Interest, Taxes, Depreciation and
Amortization (EBITDA) and Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Reported net income (loss)	$55,410	$(27,893)

Add:
Interest expense	9,620	17,179
Provision for (benefit from) income taxes	1,820	(1,377)
Depreciation and amortization	10,386	11,728

EBITDA	77,236	(363)

Add: Special Items before interest and taxes	(56,430)	4,948
Less: Depreciation expense included in Special Items and also in Depreciation and Amortization above	—	(705)

Adjusted EBITDA	$20,806	$3,880

Table 3
Reconciliation of Net Cash (used in) provided by Operating Activities to Free
Cash Flow and Adjusted Free Cash Flow
(Dollars in thousands)

	Three Months Ended March 31,
	2010	2009
Net cash (used in) provided by operating activities	$(46,165)	$14,384
Capital expenditures	(4,148)	(4,940)
Proceeds from asset sales and other	—	67

Free Cash Flow	(50,313)	9,511

Payment of interest on PIK Notes	29,400	—

Adjusted Free Cash Flow	$(20,913)	$9,511

Table 4
Summary Business Segment information
(Dollars in thousands)

	Three months ended March 31,
	2010	2009
Net Sales:
North American Glass	$120,567	$108,743
North American Other	19,562	21,377
International	36,266	28,851
Eliminations	(2,491)	(1,118)

Consolidated Net Sales	$173,904	$157,853

Adjusted Earnings before Interest & Taxes (EBIT):
North American Glass	$8,027	$(6,123)
North American Other	3,511	1,326
International	(1,118)	(2,346)

Consolidated Adjusted EBIT	$10,420	$(7,143)

Adjusted Depreciation & Amortization: (1)
North American Glass	$6,113	$6,447
North American Other	194	638
International	4,079	3,938

Consolidated Adjusted Depreciation & Amortization	$10,386	$11,023

(1)	Adjusted Depreciation & Amortization for 2009 excludes $705 of depreciation expense that is included in Special Items below.

Special Items:
North American Glass	$(56,763)	$2,502
North American Other	333	2,446
International	—	—

Consolidated Special Items	$(56,430)	$4,948

Reconciliation of Adjusted EBIT to Net Loss:
Segment Adjusted EBIT	$10,420	$(7,143)
Special Items before interest and taxes	56,430	(4,948)
Interest Expense	(9,620)	(17,179)
Income Taxes	(1,820)	1,377

Net Income (loss)	$55,410	$(27,893)

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.